Exhibit 99.1

Brink’s Home Security Holdings, Inc. Announces Departure of Marketing Executive

IRVING, Texas, December 23, 2009 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America, now operating under the brand Broadview Security, announced today that Dwayne Sigler, Senior Vice President of Marketing is leaving the company in January 2010 to accept another senior marketing position in an unrelated industry.

“Over the past nine-plus years, Dwayne has been an integral part of the success of our company and has markedly improved our direct response marketing programs. He and his team were instrumental in the development and launch of our successful new Broadview Security brand. We are grateful for his many contributions and wish him well in his new endeavor,” said president and chief executive, Bob Allen.

Mr. Sigler said, “After much consideration, I have decided that now is the time to take on a new challenge in my professional career. My tenure with the company has been exciting and rewarding and I am thankful to have worked with such dedicated and talented people. I wish the company and the entire Broadview Security family continued success.”

The marketing team will continue to report to Shawn Lucht, Executive Vice President of Operations, in the execution of the company’s ongoing marketing programs and new brand initiative.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), operating as Broadview Security, headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. The Company operates throughout the United States and Western Canada and services over 1.3 million customers. For more information, please visit http://www.broadviewsecurity.com/ or www.brinkshomesecurityholdings.com.